Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, August 2, 2023 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal 2023 third quarter ended June 30, 2023.

Revenue for the third quarter totaled $683.4 million, an 11% decrease compared to $768.2 million in the prior year quarter.

Income from continuing operations totaled $49.2 million, or $0.90 per share, compared to $52.8 million, or $0.98 per share, in the prior year quarter. Excluding all items that affect comparability from both periods, adjusted income from continuing operations was $70.3 million, or $1.29 per share in the current year quarter compared to $66.5 million, or $1.23 per share in the prior year quarter. For a reconciliation of income from continuing operations to adjusted income from continuing operations, see the attached table.
Adjusted EBITDA from continuing operations for the third quarter was $138.6 million, a 3% increase from the prior year quarter of $134.8 million. Adjusted EBITDA from continuing operations, excluding unallocated amounts (primarily corporate overhead) of $14.0 million in the current quarter and $13.4 million in the prior year quarter, totaled $152.6 million, increasing 3% from the prior year of $148.2 million. For a reconciliation and definition of adjusted EBITDA, a non-GAAP measure, to income before taxes from continuing operations, see the attached table.

"Griffon’s results for the third quarter have exceeded expectations due to the outstanding performance of our Home and Building Products ("HBP") segment," said Ronald J. Kramer, Chairman and Chief Executive Officer. "HBP benefited from increased commercial volume as well as favorable pricing and mix across all products and channels. HBP’s performance has been supported by an increased investment in business development, as well as investments in productivity and innovation that will drive future growth.”

“Our Consumer and Professional Products ("CPP") segment's performance continues to reflect challenging market conditions, with all channels and geographies being affected by reduced consumer demand, and elevated customer inventory levels,” continued Mr. Kramer. “As we announced last quarter, CPP is addressing these challenges by expanding its global sourcing strategy to include certain product categories that are currently manufactured in and for the U.S. market. These efforts are underway and progressing well.”

“Given our overall strong performance year-to-date, and expectations for the fourth quarter, we are raising full-year EBITDA guidance to $550 million from at least $525 million,” Mr. Kramer said. “Regarding capital allocation, during the fiscal third quarter, we repurchased more than 2.5 million Griffon shares, or 4.4% of total outstanding shares, at an average price of $33.58 per share. These actions demonstrate the confidence Griffon’s Board and management have in our strategic plan and outlook, and our continued commitment to delivering value to our shareholders.”

Segment Operating Results

Home and Building Products ("HBP")

HBP revenue in the current quarter of $401.1 million declined 1% from the prior year period due to decreased volume of 5% driven by reduced residential volume partially offset by increased commercial volume, and favorable pricing and mix of 4% driven by both residential and commercial.

HBP adjusted EBITDA in the current quarter was $134.3 million, increasing 12% compared to the prior year period. Adjusted EBITDA benefited from reduced material costs, partially offset by reduced revenue noted above and increased labor, advertising and marketing costs.

Consumer and Professional Products ("CPP")
CPP revenue in the current quarter of $282.3 million decreased 22% compared to the prior year period primarily due to a 22% reduction in volume across all channels and geographies driven by reduced consumer demand, elevated customer inventory levels, and customer supplier diversification in the U.S. Hunter contributed $87.8 million in the current quarter compared to $105.8 million in the prior year period.
For the current quarter, adjusted EBITDA was $18.3 million, compared to $28.4 million in the prior year primarily due to the unfavorable impact of the reduced volume noted above, and its related impact on manufacturing and overhead absorption, partially offset by reduced discretionary spending. Hunter contributed $25.1 million in the current quarter compared to $16.8 million in the prior year period.

CPP Global Sourcing Strategy Expansion

In response to market conditions, Griffon’s CPP segment will expand its global sourcing strategy to include long handle tools, material handling, and wood storage and organization product lines for the U.S. market.

By transitioning these product lines to an asset-light structure, CPP’s operations will be better positioned to serve customers with a more flexible and cost-effective sourcing model that leverages supplier relationships around the world. These actions will be essential to CPP achieving 15% EBITDA margins, while enhancing free cash flow through improved working capital and significantly lower capital expenditures.

The global sourcing strategy expansion is expected to be complete by the end of calendar 2024. Over that period, CPP expects to reduce its U.S. facility footprint by approximately 1.2 million square feet, or 30%, and its headcount by approximately 600.

Implementation of this strategy over the duration of the project will result in charges of $120 to $130 million, including $50 to $55 million of cash charges for employee retention and severance, operational transition, and facility and lease exit costs, and $70 to $75 million of non-cash charges primarily related to asset write-downs. Capital investment in the range of $3 to $5 million will also be required. These costs exclude cash proceeds from the sale of real estate and equipment, which are expected to largely offset the cash charges, and also exclude inefficiencies due to duplicative labor costs and absorption impacts during transition.

During the quarter ended June 30, 2023, CPP incurred pre-tax cash restructuring charges of $3.9 million. During the nine months ended June 30, 2023, pre-tax restructuring charges totaling $82.2 million consisted of cash charges of $23.1 million and non-cash, asset-related charges totaled $59.1 million.

Taxes
The Company reported pretax income from continuing operations for the quarter ended June 30, 2023 and June 30, 2022, and recognized the effective tax rates of 37.3% and 30.6%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended June 30, 2023 and 2022 were 28.1% and 28.6%, respectively.

Balance Sheet and Capital Expenditures
At June 30, 2023, the Company had cash and equivalents of $151.8 million and total debt outstanding of $1.55 billion, resulting in net debt of $1.39 billion. Leverage, as calculated in accordance with our credit agreement, was 2.6x net debt to EBITDA. Year-to-date June 30, 2023 free cash flow of $300.7 million reflects the strong operating results through the third quarter of 2023. At June 30, 2023, borrowing availability under the revolving credit facility was $300.5 million subject to certain loan covenants. Capital expenditures, net, were $8.3 million for the quarter ended June 30, 2023.

On April 20, 2023, Griffon announced that the Board of Directors approved an increase of its share repurchase authorization to $258 million from the prior unused authorization of $58 million. Share repurchases during the quarter ended June 30, 2023 totaled 2,541,932 shares of common stock, for a total of $85.4 million, or an average of $33.58 per share. As of June 30, 2023, $172.6 million remains under these Board authorized repurchase programs.

2023 Outlook

We continue to expect 2023 revenue of $2.7 billion. Adjusted EBITDA in 2023 is now expected to be $550 million (prior at least $525 million), excluding unallocated costs of $56 million, and charges related to the strategic review process of $22 million and AMES’s global sourcing expansion. Increased adjusted EBITDA expectations reflect the continuation of strong HBP results partially offset by reduced CPP volume, and its related impact on manufacturing and overhead absorption.

We now expect depreciation to be $45 million (prior $50 million) and capital expenditures to be $40 million (prior $50 million). Other guidance remains unchanged for 2023, including free cash flow to exceed net income, amortization of $22 million, interest expense of $103 million, and a normalized tax rate of 29%.

Conference Call Information
The Company will hold a conference call today, August 2, 2023, at 8:30 AM ET.

The call can be accessed by dialing 1-844-825-9789 (U.S. participants) or 1-412-317-5180 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 5130874. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, August 2, 2023 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 10180001. The replay will be available through Wednesday, August 16, 2023 at 11:59 PM ET.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the impact of the Hunter Fan transaction, the industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,”

“could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives (including, in particular, the expanded CPP outsourcing strategy announced in May 2023); the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of COVID-19, or some other future pandemic, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•Home and Building Products ("HBP") conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Cornell and Cookson brands.

•Consumer and Professional Products (“CPP”) is a leading North American manufacturer and a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
IR@griffon.com

Griffon evaluates performance and allocates resources based on segment adjusted EBITDA and adjusted EBITDA, non-GAAP measures, which is defined as income before taxes from continuing operations, excluding interest income and expense, depreciation and amortization, strategic review charges, non-cash impairment charges, restructuring charges, gain/loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable. Segment adjusted EBITDA also excludes unallocated amounts, mainly corporate overhead. Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of segment adjusted EBITDA and adjusted EBITDA to income before taxes from continuing operations:

(in thousands)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2023	2022	2023	2022

Home and Building Products	$401,142	$405,545	$1,194,374	$1,082,726
Consumer and Professional Products	282,288	362,634	849,424	1,056,819
Total revenue	$683,430	$768,179	$2,043,798	$2,139,545

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2023	2022	2023	2022
ADJUSTED EBITDA

Home and Building Products	$134,330	$119,847	$390,346	$280,618
Consumer and Professional Products	18,265	28,373	36,091	92,431
Segment adjusted EBITDA	152,595	148,220	426,437	373,049
Unallocated amounts, excluding depreciation*	(13,982)	(13,405)	(42,388)	(39,724)
Adjusted EBITDA	138,613	134,815	384,049	333,325
Net interest expense	(25,207)	(23,961)	(74,394)	(60,985)
Depreciation and amortization	(15,669)	(17,688)	(50,036)	(47,021)
Debt extinguishment, net	—	(5,287)	—	(5,287)
Gain on sale of building	—	—	10,852	—
Strategic review - retention and other	(5,812)	(3,220)	(20,234)	(3,220)
Proxy expenses	(568)	—	(2,685)	(6,952)
Acquisition costs	—	—	—	(9,303)
Restructuring charges	(3,862)	(5,909)	(82,196)	(12,391)
Intangible asset impairment	—	—	(100,000)	—
Special dividend ESOP charges	(9,042)	—	(9,042)	—
Fair value step-up of acquired inventory sold	—	(2,700)	—	(5,401)
Income before taxes from continuing operations	$78,453	$76,050	$56,314	$182,765
* Primarily Corporate Overhead

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
DEPRECIATION and AMORTIZATION	2023	2022	2023	2022
Segment:
Home and Building Products	$3,868	$4,116	$11,525	$12,778
Consumer and Professional Products	11,661	13,434	38,091	33,831
Total segment depreciation and amortization	15,529	17,550	49,616	46,609
Corporate	140	138	420	412
Total consolidated depreciation and amortization	$15,669	$17,688	$50,036	$47,021

Griffon believes free cash flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of net cash provided by (used in) operating activities to FCF:

	For the Nine Months Ended June 30,
(in thousands)	2023	2022
Net cash provided by (used in) operating activities	$309,003	$(65,001)
Acquisition of property, plant and equipment	(20,183)	(33,516)
Proceeds from the sale of property, plant and equipment	11,840	89
FCF	$300,660	$(98,428)

The following tables provide a reconciliation of gross profit and selling, general and administrative expenses for items that affect comparability for the three and nine month periods ended June 30, 2023 and 2022:

(in thousands)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2023	2022	2023	2022
Gross profit, as reported	$274,624	$260,601	$702,941	$687,086
% of revenue	40.2%	33.9%	34.4%	32.1%
Adjusting items:
Restructuring charges(1)	1,777	2,441	76,422	5,218
Fair value step-up of acquired inventory sold	—	2,700	—	5,401
Gross profit, as adjusted	$276,401	$265,742	$779,363	$697,705
% of revenue	40.4%	34.6%	38.1%	32.6%
(1) For the quarter and nine months ended June 30, 2023 restructuring charges relates to the CPP global sourcing expansion.

(in thousands)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2023	2022	2023	2022
Selling, general and administrative expenses, as reported	$172,439	$157,387	$585,460	$442,577
% of revenue	25.2%	20.5%	28.6%	20.7%
Adjusting items:
Restructuring charges(1)	(2,085)	(3,468)	(5,774)	(7,173)
Intangible asset impairment	—	—	(100,000)	—
Acquisition costs	—	—	—	(9,303)
Proxy expenses	(568)	—	(2,685)	(6,952)
Strategic review - retention and other	(5,812)	(3,220)	(20,234)	(3,220)
Special dividend ESOP charges	(9,042)	—	(9,042)	—
Selling, general and administrative expenses, as adjusted	$154,932	$150,699	$447,725	$415,929
% of revenue	22.7%	19.6%	21.9%	19.4%
(1) For the quarter and nine months ended June 30, 2023 restructuring charges relates to the CPP global sourcing expansion.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Revenue	$683,430	$768,179	$2,043,798	$2,139,545
Cost of goods and services	408,806	507,578	1,340,857	1,452,459
Gross profit	274,624	260,601	702,941	687,086

Selling, general and administrative expenses	172,439	157,387	485,460	442,577
Intangible asset impairment	—	—	100,000	—
Total operating expenses	172,439	157,387	585,460	442,577

Income from operations	102,185	103,214	117,481	244,509

Other income (expense)
Interest expense	(25,641)	(24,022)	(75,168)	(61,111)
Interest income	434	61	774	126
Gain on sale of building	—	—	10,852	—
Debt extinguishment, net	—	(5,287)	—	(5,287)
Other, net	1,475	2,084	2,375	4,528
Total other expense, net	(23,732)	(27,164)	(61,167)	(61,744)

Income before taxes from continuing operations	78,453	76,050	56,314	182,765
Provision for income taxes	29,248	23,268	20,662	55,119
Income from continuing operations	$49,205	$52,782	$35,652	$127,646

Discontinued operations:
Income from operations of discontinued operations	—	113,457	—	117,777
Provision for income taxes	—	25,952	—	20,149
Income from discontinued operations	—	87,505	—	97,628
Net income	$49,205	$140,287	$35,652	$225,274

Basic earnings per common share:
Income from continuing operations	$0.94	$1.02	$0.68	$2.48
Income from discontinued operations	—	1.69	—	1.89
Basic earnings per common share	$0.94	$2.71	$0.68	$4.37

Basic weighted-average shares outstanding	52,304	51,734	52,640	51,527

Diluted earnings per common share:
Income from continuing operations	$0.90	$0.98	$0.65	$2.38
Income from discontinued operations	—	1.62	—	1.82
Diluted earnings per common share	$0.90	$2.60	$0.65	$4.19

Diluted weighted-average shares outstanding	54,602	53,914	55,087	53,704

Dividends paid per common share	$2.125	$0.09	$2.325	$0.27

Net income	$49,205	$140,287	$35,652	$225,274
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	2,309	(17,823)	14,580	(14,093)
Pension and other post retirement plans	747	1,196	2,355	2,004
Change in cash flow hedges	(2,741)	2,450	(1,788)	110
Total other comprehensive income (loss), net of taxes	315	(14,177)	15,147	(11,979)
Comprehensive income, net	$49,520	$126,110	$50,799	$213,295

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	June 30, 2023	September 30, 2022
CURRENT ASSETS
Cash and equivalents	$151,790	$120,184
Accounts receivable, net of allowances of $12,516 and $12,137	359,398	361,653
Inventories	554,958	669,193
Prepaid and other current assets	64,108	62,453
Assets of discontinued operations	984	1,189
Total Current Assets	1,131,238	1,214,672
PROPERTY, PLANT AND EQUIPMENT, net	262,623	294,561
OPERATING LEASE RIGHT-OF-USE ASSETS	174,187	183,398
GOODWILL	327,864	335,790
INTANGIBLE ASSETS, net	651,096	761,914
OTHER ASSETS	20,066	21,553
ASSETS OF DISCONTINUED OPERATIONS	4,141	4,586
Total Assets	$2,571,215	$2,816,474

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$10,043	$12,653
Accounts payable	152,202	194,793
Accrued liabilities	183,161	171,797
Current portion of operating lease liabilities	29,637	31,680
Liabilities of discontinued operations	7,260	12,656
Total Current Liabilities	382,303	423,579
LONG-TERM DEBT, net	1,536,415	1,560,998
LONG-TERM OPERATING LEASE LIABILITIES	154,608	159,414
OTHER LIABILITIES	156,533	190,651
LIABILITIES OF DISCONTINUED OPERATIONS	5,650	4,262
Total Liabilities	2,235,509	2,338,904
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	335,706	477,570
Total Liabilities and Shareholders’ Equity	$2,571,215	$2,816,474

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$35,652	$225,274
Net income from discontinued operations	—	(97,628)
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:

Depreciation and amortization	50,036	47,021
Stock-based compensation	28,587	15,978
Intangible asset impairments	100,000	—
Asset impairment charges - restructuring	59,118	2,494
Provision for losses on accounts receivable	689	1,008
Amortization of debt discounts and issuance costs	3,068	2,753
Debt extinguishment, net	—	5,287
Fair value step-up of acquired inventory sold	—	5,401
Deferred income tax provision (benefit)	(25,744)	1,465
Gain on sale of assets and investments	(10,852)	(303)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable	6,236	(81,825)
(Increase) decrease in inventories	84,190	(135,473)
(Increase) decrease in prepaid and other assets	1,887	(13,388)
Decrease in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(36,945)	(44,864)
Other changes, net	13,081	1,799
Net cash provided by (used in) operating activities - continuing operations	309,003	(65,001)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(20,183)	(33,516)
Acquired businesses, net of cash acquired	—	(851,464)
Proceeds (payments) from sale of business, net	(2,568)	295,712
Proceeds from investments	—	14,923
Proceeds from the sale of property, plant and equipment	11,840	89

Net cash used in investing activities - continuing operations	(10,911)	(574,256)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(127,372)	(14,906)
Purchase of shares for treasury	(98,350)	(10,886)
Proceeds from long-term debt	102,558	984,314
Payments of long-term debt	(139,244)	(427,883)
Financing costs	—	(17,065)
Other, net	(152)	188
Net cash provided by ( used in) financing activities - continuing operations	(262,560)	513,762

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2023	2022
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	(2,799)	26,889
Net cash used in investing activities	—	(2,627)

Net cash provided by (used in) discontinued operations	(2,799)	24,262
Effect of exchange rate changes on cash and equivalents	(1,127)	(2,733)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	31,606	(103,966)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	120,184	248,653
CASH AND EQUIVALENTS AT END OF PERIOD	$151,790	$144,687

Griffon evaluates performance based on adjusted income from continuing operations and the related adjusted earnings per share, which excludes restructuring charges, gain/loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, non-GAAP measures. Griffon believes this information is useful to investors. The following tables provides a reconciliation of income from continuing operations to adjusted income from continuing operations and earnings per common share from continuing operations to adjusted earnings per common share from continuing operations:

(in thousands, except per share data)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2023	2022	2023	2022
Income from continuing operations	$49,205	$52,782	$35,652	$127,646

Adjusting items:
Restructuring charges(1)	3,862	5,909	82,196	12,391
Intangible asset impairment	—	—	100,000	—
Debt extinguishment, net	—	5,287	—	5,287
Gain on sale of building	—	—	(10,852)	—
Acquisition costs	—	—	—	9,303
Special dividend ESOP charges	9,042	—	9,042	—
Strategic review - retention and other	5,812	3,220	20,234	3,220
Secondary equity offering costs	—	—	—	—
Proxy expenses	568	—	2,685	6,952
Fair value step-up of acquired inventory sold(2)	—	2,700	—	5,401
Tax impact of above items(3)	(4,704)	(4,314)	(51,759)	(9,411)
Discrete and certain other tax provisions (benefits), net(4)	6,519	913	(2,537)	(661)

Adjusted income from continuing operations	$70,304	$66,497	$184,661	$160,128

Earnings per common share from continuing operations	$0.90	$0.98	$0.65	$2.38

Adjusting items, net of tax:
Restructuring charges(1)	0.05	0.08	1.11	0.17
Intangible asset impairment	—	—	1.35	—
Debt extinguishment, net	—	0.07	—	0.07
Gain on sale of building	—	—	(0.15)	—
Acquisition costs	—	—	—	0.15
Special dividend ESOP charges	0.13	—	0.13	—
Strategic review - retention and other	0.08	0.04	0.28	0.04
Proxy expenses	0.01	—	0.04	0.10
Fair value step-up of acquired inventory sold	—	0.04	—	0.07
Discrete and certain other tax provisions (benefits), net(4)	0.12	0.02	(0.05)	(0.01)

Adjusted earnings per common share from continuing operations	$1.29	$1.23	$3.35	$2.98

Diluted weighted-average shares outstanding (in thousands)	54,602	53,914	55,087	53,704
Note: Due to rounding, the sum of earnings per common share from continuing operations and adjusting items, net of tax, may not equal adjusted earnings per common share from continuing operations.

(1) For the quarter and nine months ended June 30, 2023, restructuring charges relate to the CPP global sourcing expansion, of which $1,777 and $76,422, respectively, is included in Cost of goods and services and $2,085 and $5,774, respectively, is included in SG&A.

(2) The fair value step-up of acquired inventory sold is included in Cost of goods and services.

(3) The tax impact for the above reconciling adjustments from GAAP to non-GAAP Net income and EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(4) Discrete and certain other tax benefits primarily relate to the impact of a rate differential between statutory and annual effective tax rate on items impacting the quarter.